Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of September 16, 2013, by and among IFMI, LLC (the “Company”), a subsidiary of Institutional Financial Markets, Inc. (“Parent”), Parent, each of which has its principal place of business at Cira Centre, 2929 Arch Street, 17th Floor, Philadelphia, PA 19104, and Lester R. Brafman (the “Executive”).

WHEREAS, Executive, the Company and Parent are parties to that certain Employment Agreement dated as of June 3, 2013 (the “Prior Agreement”);

WHEREAS, the Company has appointed the Executive as its Chief Executive Officer and Parent has appointed the Executive as its Chief Executive Officer, and the Executive wishes to accept such appointments, on the terms and conditions set forth below, effective as of the date hereof (the “Effective Date”); and

WHEREAS, Executive, the Company and Parent wish to terminate the Prior Agreement and enter into this Agreement.

NOW THEREFORE, the parties hereto agree as follows:

1. Termination of Prior Agreement; Term of Agreement.

1.1 Termination of Prior Agreement. Effective as of the Effective Date, the Prior Agreement shall be terminated and no longer have any force or effect. This Agreement shall supersede the Prior Agreement in its entirety, and each party to the Prior Agreement shall have no further obligations under the Prior Agreement. Executive hereby acknowledges and agrees that the Executive is not entitled to any payments or other benefits (including, but not limited to, the acceleration of any payments, awards or other benefits) under the Prior Agreement as a result of, or in connection with, the termination thereof.

1.2 Term. The Company hereby employs the Executive, and the Executive hereby accepts such employment, for a term commencing as of the Effective Date and ending on December 31, 2014 (the “Term”). Notwithstanding the foregoing, the Executive’s employment may be terminated during the Term in accordance with Sections 4 and 5.

2. Duties; Positions. During the Term, the Executive shall (a) be employed by the Company as its Chief Executive Officer, (b) serve as the Chief Executive Officer of Parent, and (c) have and perform all duties and responsibilities that are commensurate with such positions, including those that are assigned to Executive by the Board of Directors of Parent (the “Board”).

3. Compensation.

3.1 Base Salary. The Company shall pay the Executive during the Term a base salary at a minimum rate of $600,000.00 per annum beginning on the Effective Date (the “Base Salary”), in accordance with the customary payroll practices of the Company applicable to senior executives. The Compensation Committee of the Board may periodically review the Executive’s Base Salary and may provide for such increases therein as it may, in its discretion, deem appropriate. (Any such increased base salary shall constitute the “Base Salary” as of the time of the increase.)

3.2 Performance Bonus. During the Term, in addition to the Base Salary, for each fiscal year of the Company ending during the Term, the Executive shall have the opportunity to receive an annual bonus in an amount and on such terms to be determined by the Compensation Committee of the Board (“Performance Bonus”). The Compensation Committee of the Board shall further have the discretion to grant Executive other bonuses in such amounts and on such terms as it shall determine in its sole discretion. Nothing contained in the foregoing shall limit the Executive’s eligibility to receive any other bonus under any other bonus plan, stock option or equity–based plan, or other policy or program of Parent or the Company.

3.3 Equity Incentive Compensation. Executive shall be entitled to participate in any equity compensation plan of Parent or the Company in which he is eligible to participate, and may, without limitation, be granted in accordance with any such plan options to purchase units of Company membership interest, options to purchase shares of Parent’s common stock (“Common Stock”), shares of restricted stock, and/or other equity awards in the discretion of the Compensation Committee of the Board.

3.4 Benefits. The Executive shall be permitted during the Term to participate in any group life, hospitalization or disability insurance plans, health programs, retirement plans, fringe benefit programs and other benefits and perquisites that may be available to other senior executives of the Company generally, in each case to the extent that the Executive is eligible under the terms of such plans or programs (collectively, the “Benefits Plans”).

3.5 Vacation. During the Term, the Executive shall be entitled to vacation of no less than 20 business days per year, to be credited in accordance with ordinary Company policies.

3.6 Expenses. The Company shall pay or reimburse the Executive for all ordinary and reasonable out-of-pocket expenses actually incurred (and, in the case of reimbursement, paid) by the Executive during the Term in the performance of the Executive’s services under this Agreement, in accordance with the Company’s policies regarding such reimbursements. The Company shall also pay or reimburse the Executive for all attorneys’ fees and other charges of counsel reasonably incurred by the Executive in connection with the negotiation and execution of this Agreement, promptly upon presentation of appropriate supporting documentation and in accordance with the expense reimbursement policy of the Company, up to a cap of $10,000.

4. Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If, during the Term, the Executive is unable to perform substantially and continuously the duties assigned to him due to a disability (as defined for purposes of the Company’s long-term disability plan then in effect or, if no such plan is in effect, by virtue of ill health or other disability) for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the Term and the employment of the Executive upon notice in writing to the Executive. Upon termination of the Term and the Executive’s employment due to death or disability during the Term, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive (A) any Base Salary earned through the date of termination, (B) any Performance Bonus determined by the Company to be earned and payable, but not yet paid in respect of any fiscal year completed before the date of termination, (C) all other rights and benefits earned and accrued or vested under this Agreement or under any plan, program, agreement, corporate governance document or arrangement of the Company (“Company Arrangements”) prior to the date of termination, and (D) reimbursement under this Agreement for expenses incurred prior to the date of termination, in each case in accordance with the terms and conditions applicable thereto (clauses (A) through (D) collectively, the “Accrued Benefits”); (ii) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive a single-sum payment by wire transfer of immediately available funds in an amount equal to the value of his Base Salary that would have been paid to him for the remainder of the calendar year in which the termination occurs; (iii) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall receive a single-sum payment by wire transfer of immediately available funds in an amount equal to (x) (I) $875,000, if the date of termination occurs on or prior to December 31, 2013, or (II) $1,500,000, if the date of termination occurs on or after January 1, 2014, multiplied, in each case, by (y) a fraction, the numerator of which is the number of days in the calendar year through the date of termination and the denominator of which is 365; (iv) all outstanding unvested equity-based awards held by the Executive shall fully vest and become immediately exercisable, as applicable, subject to the terms of such awards; and (v) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall have no further rights to any other compensation or benefits hereunder, or any other rights hereunder (but, for the avoidance of doubt, shall receive such disability and death benefits as may be provided under the Company Arrangements in accordance with their terms). Unless the payment is required to be delayed pursuant to Section 7.14(b) below, the cash amounts payable pursuant to clauses (i), (ii) and (iii) above shall be paid to the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) within 60 days following the date of his termination of employment on account of death or disability. In the event that the 60 day period following such termination spans two calendar years, the amounts payable to the Executive under this Section 4 shall be paid in the later calendar year.

5. Certain Terminations of Employment; Certain Benefits.

5.1 Termination by the Company for Cause; Termination by the Executive without Good Reason.

(a) For purposes of this Agreement, “Cause” shall mean the Executive’s:

(i) commission of and indictment for (or formal admission to) a felony, or commission of and indictment for (or formal admission to) any crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving the Company;

(ii) engagement in fraud, misappropriation or embezzlement;

(iii) continued failure to materially adhere to the directions of the Board or Parent’s or the Company’s written policies and practices; or

(iv) material breach of any of the provisions of Section 6;

provided, that the Company shall not be permitted to terminate the Executive for Cause pursuant to clauses (iii) or (iv) above, unless (A) the Company has delivered a written notice to the Executive describing the event purporting to give rise to a termination for Cause within 30 days following the occurrence of any event described in clauses (iii) or (iv) above, and (B) the Board has made a determination that Cause exists (after the Executive has been provided with a 30-day opportunity to cure the event described in clauses (iii) or (iv) above (if such event is capable of being cured), or, with counsel of his choice, with the opportunity to contest the determination at a meeting of the Board) after 30 days following (but not more than 90 days following) the date the written notice described in clause (A) has been given.

(b) The Company may terminate the Term and the Executive’s employment hereunder for Cause with no notice (other than that set forth above), and the Executive may terminate the Term and his employment hereunder other than for Good Reason on at least 30 days’ written notice given to the Company. If the Company terminates the Executive for Cause, or the Executive terminates his employment and the termination by the Executive is not for Good Reason in accordance with Section 5.2, (i) the Executive shall receive the Accrued Benefits; and (ii) the Executive shall have no further rights to any other compensation or benefits under this Agreement on or after the termination of employment.

Unless the payment is required to be delayed pursuant to Section 7.14(b) below, the cash amounts payable to the Executive under this Section 5.1(b) shall be paid to the Executive in a single-sum payment by wire transfer of immediately available funds within 60 days following the date of his termination of employment with the Company pursuant to this Section 5.1(b).

5.2 Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a) For purposes of this Agreement, “Good Reason” shall mean, unless otherwise consented to by the Executive:

(i) a material reduction of the Executive’s title, authority, duties or responsibilities, or the assignment to the Executive of duties materially inconsistent with the Executive’s position or positions as Chief Executive Officer of Parent and the Company;

(ii) a reduction in Base Salary to a rate of less than $600,000 per annum;

(iii) the Company’s or Parent’s material breach of this Agreement; or

(iv) the requirement that Executive relocate his office to a location that is more than 30 miles outside of the Borough of Manhattan, New York;

provided, that the Executive shall not be permitted to terminate his employment with Good Reason unless he has provided written notice of such termination within 90 days following the date the Executive first becomes aware (or reasonably should have become aware) of the occurrence of the event giving rise to a termination for Good Reason, so long as (A) the Executive has given written notice to the Company and the Parent of such awareness or constructive awareness within 30 days thereof, and (B) the Company and/or the Parent (as applicable) has not cured such event within 30 days following its or their receipt of the Executive’s written notice. For purposes hereof, Executive hereby consents to Daniel G. Cohen’s position and/or responsibilities as Chief Executive of the European business of the Company and, accordingly, such position and/or responsibilities shall not constitute, or form the basis of, “Good Reason” hereunder.

(b) The Company may terminate the Term and the Executive’s employment hereunder without Cause with no notice, and the Executive may terminate the Term and the Executive’s employment with the Company for Good Reason with no notice (other than that set forth above). If the Company terminates the Executive’s employment (and the termination is not covered by Section 4 or 5.1), or the Executive terminates his employment for Good Reason, in either case during the Term, then, in either such case, without duplication:

(i) the Executive shall receive the Accrued Benefits;

(ii) the Executive shall receive a single-sum payment by wire transfer of immediately available funds in an amount equal to (x) $875,000, if the date of termination occurs on or prior to December 31, 2013, or (y) $1,500,000, if the date of termination occurs on or after January 1, 2014;

(iii) all outstanding unvested equity-based awards (including without limitation stock options and restricted stock) held by the Executive shall fully vest and shall become immediately exercisable, as applicable; and

(iv) unless otherwise prohibited by the Employee Retirement Income Security Act of 1974 (ERISA), the Internal Revenue Code of 1986, as amended (the “Code”) or applicable law, the Executive and his eligible dependents shall continue to be covered under the Benefits Plans as described in Section 3.4 for the 12-month period following the termination of the Executive’s employment. The above notwithstanding, in no event shall coverage be continued under such Benefit Plan if the benefit is provided pursuant to insurance and the Executive is not eligible for coverage as a result of his termination of employment or otherwise. To the extent the Executive or his eligible dependents are only eligible for coverage under any such Benefits Plans by reason of the law commonly known as COBRA, the Company will pay the employer’s portion of the COBRA premiums and will pay or reimburse the Executive for Executive’s portion of such COBRA premiums, so that collectively Executive and his eligible dependents are fully covered under all such Benefits Plans at no cost, such payments (or reimbursements) to be made for the 12-month period following the termination of the Executive’s employment.

Unless the payment is required to be delayed pursuant to Section 7.14(b) below, the cash amounts payable to the Executive under this Section 5.2(b) (other than Section 5.2(b)(iv)) shall be paid to the Executive within 60 days following the date of his termination of employment with the Company pursuant to this Section 5.2(b). In the event that the 60 day period following such termination spans two calendar years, the amounts payable to the Executive under this Section 5.2(b) shall be paid in the later calendar year.

5.3 Change of Control. In the event of a “Change of Control” (as defined below) during the Term, all outstanding unvested equity-based awards then held by the Executive shall fully vest and shall become immediately exercisable, as applicable. In addition, if the Executive terminates his employment with Company within six months following the date of a Change of Control that occurs during the Term, such termination shall be deemed a termination by Executive for Good Reason covered by Section 5.2. For purposes of this Agreement, “Change of Control” shall mean the happening of any of the following:

(a) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), but excluding Daniel G. Cohen, any Family Member of Mr. Cohen, Mead Park Capital Partners LLC, the Company, any entity or person controlling, controlled by or under common control with Mr. Cohen, Mead Park Capital Partners LLC, any Family Member of Mr. Cohen, the Company, any employee benefit plan of the Company or any such entity, and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which any of the foregoing persons or entities is a member), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Parent representing 50% or more of either (i) the combined voting power of Parent’s then outstanding securities or (ii) the then outstanding Common Stock (in either such case other than as a result of an acquisition of securities directly from Parent or the Company); provided, however, that, in no event shall a Change of Control be deemed to have occurred upon a public offering of the Common Stock under the Securities Act of 1933, as amended (for purposes hereof, “Family Member” means (x) a person’s spouse, parent, sibling and descendants (whether natural or adopted), (y) any family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such person and/or such person’s spouse, parent, sibling and/or descendants (whether natural or adopted), and (z) any estate or trust for the benefit of such person and/or such person’s spouse, parent, sibling and/or descendants (whether natural or adopted)); or

(b) any consolidation or merger of Parent where the stockholders of Parent, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the entity issuing cash or securities in the consolidation or merger (or of its ultimate parent entity, if any);

(c) there shall occur (i) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of Parent, other than a sale or disposition by Parent of all or substantially all of Parent’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) who beneficially hold shares of Common Stock immediately prior to such sale or (ii) the approval by stockholders of Parent of any plan or proposal for the liquidation or dissolution of Parent, as applicable; or

(d) at any time during the Term, a majority of the members of Board cease for any reason (other than due to death, disability or compliance with any policy adopted by the Board regarding mandatory retirement age) to be Incumbent Directors (for the purposes hereof, the term “Incumbent Directors” shall mean (i) any of Walter Beach, Rodney E. Bennett, Daniel G. Cohen, Thomas Costello, G. Steven Dawson, Jack DiMaio, Joseph M. Donovan, Jack Haraburda, Christopher Ricciardi, Neil Subin, Lance Ullom, and Charles W. Wolcott, and (ii) any director whose election, or nomination for election by Parent’s stockholders, was approved by a vote of at least a majority of the then Incumbent Directors);

provided, that Executive’s right to terminate this Agreement for Good Reason under this Section 5.3 shall be conditioned on Executive’s providing transition services for up to six months following such termination, to the extent reasonably requested by the Company.

5.4 Parachutes.

(a) In the event that any payment or benefit received or to be received by Executive under this Agreement (all such payments and benefits being hereinafter referred to as the “Total Payments”) would not be deductible (in whole or part) by Parent or the Company as a result of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), then, to the extent necessary to make such portion of the Total Payments deductible, the portion of the Total Payments that do not constitute deferred compensation within the meaning of Section 409A of the Code shall first be reduced (if necessary, to zero), and all other Total Payments shall thereafter be reduced (if necessary, to zero), with cash payments being reduced before non-cash payments, and payments to be paid last being reduced first, but only if (i) the amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than or equal to (ii) the amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of the excise tax imposed under Section 4999 of the Code (the “Excise Tax”) on such unreduced Total Payments).

(b) For purposes of this limitation, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account; (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to Executive and selected by the accounting firm which was, immediately prior to the Change of Control, the Company’s independent auditor (the “Auditor”), does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including by reason of Section 280G(b)(4)(A) of the Code; (iii) the severance payments payable to Executive pursuant to this Agreement shall be reduced only to the extent necessary so that the Total Payments (other than those referred to in clauses (i) or (ii) of this paragraph) in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions by reason of Section 280G of the Code, in the opinion of Tax Counsel; and (iv) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c) If it is established pursuant to a final determination of a court of competent jurisdiction or an Internal Revenue Service proceeding that, notwithstanding the good faith of Executive and the Company in applying the terms of this Section 5.4, the Total Payments paid to or for Executive’s benefit are in an amount that would result in any portion of such Total Payments being subject to the Excise Tax, then, if such repayment would result in (i) no portion of the remaining Total Payments being subject to the Excise Tax and (ii) a dollar-for-dollar reduction in Executive’s taxable income and wages for purposes of federal, state and local income and employment taxes, the Executive shall have an obligation to pay the Company upon demand an amount equal to the sum of (x) the excess of the Total Payments paid to or for Executive’s benefit over the Total Payments that could have been paid to or for Executive’s benefit without any portion of such Total Payments being subject to the Excise Tax; and (y) interest on the amount set forth in clause (x) of this sentence at the rate provided in Section 1274(b)(2)(B) of the Code from the date of Executive’s receipt of such excess until the date of such payment.

5.5 Execution of Release. The Executive acknowledges that all payments and benefits due under Section 4 or this Section 5 (other than the Accrued Benefits) are subject to his (or the Executive’s estate or beneficiaries in the case of the death of the Executive) execution of a general release from liability of the Company, Parent, and their respective Officers (including his successor), Directors/Managers and employees, in a form reasonably satisfactory to the Company, Parent, and the Executive, and such release becoming irrevocable by its terms. Such release shall be provided by the Company and/or Parent, as applicable, within 30 days following the date of termination of the Executive’s employment. Notwithstanding anything to the contrary contained in this Agreement, there shall be no restrictions on the Executive’s post-employment activities in any such release, other than as expressly set forth in this Agreement. If Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) fails to execute such release, or such release does not become irrevocable, all such payments and benefits set forth in Section 4 and this Section 5 shall be forfeited.

5.6 No Mitigation. The Executive shall be under no obligation to seek other employment or to otherwise mitigate the obligations of the Company and/or Parent under this Agreement.

6. Covenants of the Executive.

6.1 Confidentiality. The Executive acknowledges that (i) the primary businesses of the Company are its asset management business (managing assets through listed and private companies, funds, managed accounts and collateralized debt obligations) and its capital markets business (credit-related fixed income sales and trading as well as new issue placements in corporate and securitized products) (the “Businesses”); (ii) the Company is one of the limited number of persons who have such a business; (iii) the Company’s Businesses are, in part, national and international in scope; (iv) the Executive’s work for the Company has given and will continue to give him access to the confidential affairs and proprietary information of the Company; (v) the covenants and agreements of the Executive contained in this Section 6 are essential to the business and goodwill of the Company; and (vi) the Company would not have entered into this Agreement but for the covenants and agreements set forth in this Section 6. Accordingly, the Executive covenants and agrees during and after the period of the Executive’s employment at any time with the Company and its affiliates, the Executive (x) shall keep secret and retain in strictest confidence all confidential matters relating to the Company’s Business and the business of any of its affiliates and to the Company and any of its affiliates, learned by the Executive heretofore or hereafter directly or indirectly from the Company or any of its affiliates (the “Confidential Company Information”), and (y) shall not disclose such Confidential Company Information to anyone outside of the Company except with the Company’s express written consent and except for Confidential Company Information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of the Executive or is received from a third party not under an obligation to keep such information confidential and without breach of this Agreement.

6.2 Noncompetition/Nonsolicitation.

(a) For a period of three months following the end of the Term (the “Non-Compete Period”), regardless of the reason the Term of this Agreement ends, Executive shall not, directly or indirectly, engage or participate in, or become employed by, or affiliated with, or render advisory or any other services to, any person or business entity or organization, of whatever form, that competes with the Company or any of its subsidiaries (collectively, the “Company Affiliates”) anywhere in North America or Europe.

(b) For a period of six months following the end of the Term, regardless of the reason the Term of this Agreement ends, Executive shall not, directly or indirectly, (i) solicit, induce, cause or otherwise attempt to solicit, induce or cause any person who is employed or engaged by any of the Company Affiliates to (A) end his or her employment or engagement with any of the Company Affiliates, (B) accept employment or other engagement with any person or entity other than any of the Company Affiliates, or (C) in any manner interfere with the business of any of the Company Affiliates, or (ii) hire any person who was an employee of any of the Company Affiliates at the time of such termination or within the six-month period prior to such termination (provided, that this clause (ii) shall not apply to any employee who has been terminated by any of the Company Affiliates).

(c) For a period of six months following the end of the Term, regardless of the reason the Term of this Agreement ends, the Executive shall not, directly or indirectly, solicit, induce, direct or do any act or thing which interferes with or adversely affects the relationship of any of the Company Affiliates with any person or entity who was a material customer or client of such entities or with whom such entities were actively seeking to form a business relationship either at the time of the termination of the Executive’s employment or within the six-month period immediately preceding such termination, or otherwise induce or attempt to induce any such person or entity to cease doing business, reduce or otherwise limit its business with any of the Company Affiliates. For purposes hereof, “material customer or client” means a customer or client that is one of the 25 largest customers or clients of such entity.

The Executive specifically acknowledges that the temporal and geographical limitations hereof, in view of the nature of the Businesses, are reasonable and necessary to protect the Company’s legitimate business interests.

6.3 Rights and Remedies upon Breach. The Executive acknowledges and agrees that any breach by him of any of the provisions of Sections 6.1 and 6.2 (the “Restrictive Covenants”) would result in irreparable injury and damage for which money damages would not provide an adequate remedy. Therefore, if the Executive breaches, or threatens to commit a breach of, any of the provisions of Sections 6.1 or 6.2, the Company and its affiliates, in addition to, and not in lieu of, any other rights and remedies available to the Company and its affiliates under law or in equity (including, without limitation, the recovery of damages), shall have the right and remedy to have the Restrictive Covenants specifically enforced by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary and permanent), without posting a bond, against violations, threatened or actual, and whether or not then continuing, of such covenants.

7. Other Provisions.

7.1 Severability. The Executive acknowledges and agrees that (i) he has had an opportunity to seek advice of counsel in connection with this Agreement and (ii) the Restrictive Covenants are reasonable in geographical and temporal scope and in all other respects. If it is determined that any of the provisions of this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the provisions of this Agreement shall not thereby be affected and shall be given full effect, without regard to the invalid portions.

7.2 Duration and Scope of Covenants. If any court or other decision-maker of competent jurisdiction determines that any of the Executive’s covenants contained in this Agreement, including, without limitation, any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, then, after such determination has become final and unappealable, the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

7.3 Enforceability; Jurisdiction; Arbitration. Any controversy or claim arising out of or relating to this Agreement or the breach of this Agreement (other than a controversy or claim arising under Section 6, to the extent necessary for the Company (or its affiliates, where applicable) to avail itself of the rights and remedies referred to in Section 6.3) that is not resolved by the Executive and the Company (or its affiliates, where applicable) shall be submitted to arbitration in New York, New York in accordance with the law of the State of New York and the procedures of the American Arbitration Association. The determination of the arbitrator(s) shall be conclusive and binding on the Company (or its affiliates, where applicable) and the Executive and judgment may be entered on the arbitrator(s)’ award in any court having jurisdiction.

7.4 Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, telegraphed, telexed, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, telegraphed, telexed or sent by facsimile transmission or, if mailed, five days after the date of deposit in the United States mails as follows:

(i)	If to the Company, to:

IFMI, LLC

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Attention: General Counsel

(ii)	If to the Executive, to the most recent home address on file;

With a copy (which shall not constitute notice) to:

Morrison Cohen LLP

909 Third Avenue

New York, NY 10022

Attn: Jeff Laska

Any such person may by notice given in accordance with this Section 7.4 to the other parties hereto designate another address or person for receipt by such person of notices hereunder.

7.5 Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, but not limited to, the Prior Agreement.

7.6 Waivers and Amendments. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by all parties. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

7.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY PRINCIPLES OF CONFLICTS OF LAW WHICH COULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

7.8 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

7.9 Withholding. The Company shall be entitled to withhold from any payments or deemed payments any amount of tax withholding it determines to be required by law.

7.10 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, permitted assigns, heirs, executors and legal representatives.

7.11 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original but all such counterparts together shall constitute one and the same instrument. Each counterpart may consist of two copies hereof each signed by one of the parties hereto.

7.12 Survival. Anything contained in this Agreement to the contrary notwithstanding, the provisions of Sections 4, 5 and 6 and any other provisions of this Agreement expressly imposing obligations that survive termination of the Term and Executive’s employment hereunder, and the other provisions of this Section 7 to the extent necessary to effectuate the survival of such provisions, shall survive termination of the Term and this Agreement and any termination of the Executive’s employment hereunder.

7.13 Existing Agreements. The Executive represents to the Company that he is not subject or a party to any employment or consulting agreement, non-competition covenant or other agreement, covenant or understanding which might prohibit him from executing this Agreement or limit in any manner whatsoever his ability to fulfill his responsibilities hereunder.

7.14 Section 409A.

(a) Interpretation. Notwithstanding the other provisions hereof, this Agreement is intended to comply with the requirements of section 409A of the Code, to the extent applicable, and this Agreement shall be interpreted to avoid any penalty sanctions under section 409A of the Code. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with section 409A. If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment. In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(b) Payment Delay. Notwithstanding any provision to the contrary in this Agreement, if on the date of the Executive’s termination of employment, the Executive is a “specified employee” (as such term is defined in section 409A(a)(2)(B)(i) of the Code and its corresponding regulations) as determined by the Board (or its delegate) in its sole discretion in accordance with its “specified employee” determination policy, then all cash severance payments payable to the Executive under this Agreement that are deemed as deferred compensation subject to the requirements of section 409A of the Code shall be postponed for a period of six months following the Executive’s “separation from service” with the Company (or any successor thereto). The postponed amounts shall be paid to the Executive in a lump sum within 30 days after the date that is 6 months following the Executive’s “separation from service” with the Company (or any successor thereto). If the Executive dies during such six-month period and prior to payment of the postponed cash amounts hereunder, the amounts delayed on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within 60 days after Executive’s death. If any of the cash payments payable pursuant to this Agreement are delayed due to the requirements of section 409A of the Code, there shall be added to such payments interest during the deferral period at an annualized rate of interest equal to 5%.

(c) Reimbursements. All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a short period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of all eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to the liquidation or exchange for another benefit. Any tax gross up payments to be made hereunder shall be made not later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the related taxes are remitted to the taxing authority.

7.15 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

IFMI, LLC

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chief Executive Officer

INSTITUTIONAL FINANCIAL MARKETS, INC.

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chief Executive Officer

/s/ Lester R. Brafman
Lester R. Brafman